UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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ENCORE ACQUISITION COMPANY

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Encore Acquisition Company Announces Fourth Quarter and Full Year
2009 Results
FORT WORTH, Texas—(BUSINESS WIRE)—February 22, 2010
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported unaudited fourth quarter and full year 2009 results.
The following table highlights certain reported amounts for 2009 as compared to 2008 ($ and shares outstanding in millions, except average price amounts):

	Qtr Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net income (loss)	$(21.6)	$229.0	$(81.1)	$430.8
Net income excluding certain items	$16.4	$36.3	$125.6	$246.0
Adjusted EBITDAX	$156.1	$176.6	$703.0	$798.0
Oil and natural gas revenues	$218.8	$165.9	$680.6	$1,124.9
Average realized combined price ($/BOE)	$52.67	$43.13	$43.43	$77.87
Average daily production volumes (BOE/D)	45,143	41,824	42,929	39,470
Oil as percentage of total production volumes	62%	68%	64%	70%
Development and exploration costs incurred	$51.6	$188.9	$286.9	$619.0
Unproved acreage costs incurred	$11.1	$32.7	$17.1	$128.6
Weighted average diluted shares outstanding	54.6	52.1	52.6	52.9
Fourth Quarter 2009
Encore’s fourth quarter 2009 production averaged 45,143 barrels of oil equivalent (“BOE”) per day. Daily production volumes consisted of 27,913 Bbls of oil per day and 103,382 Mcf of natural gas per day. For the fourth quarter of 2008, production volumes averaged 41,824 BOE per day. Net profits interests reduced reported average daily production volumes by approximately 1,756 BOE per day in the fourth quarter of 2009 versus 829 BOE per day in the fourth quarter of 2008.
Encore reported net income excluding certain items for the fourth quarter of 2009 of $16.4 million ($0.29 per diluted share) as compared to $36.3 million ($0.64 per diluted share) for the fourth quarter of 2008. Encore reported a net loss for the fourth quarter of 2009 of $21.6 million ($0.40 per diluted share) as compared to net income of $229.0 million ($4.32 per diluted share) for the fourth quarter of 2008. Net income excluding certain items is defined and reconciled to its most directly comparable GAAP measure in the attached financial schedules.

Adjusted EBITDAX was $156.1 million for the fourth quarter of 2009 as compared to $176.6 million for the fourth quarter of 2008. Adjusted EBITDAX is defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Encore’s oil and natural gas revenues were $218.8 million in the fourth quarter of 2009 as compared to $165.9 million in the fourth quarter of 2008. The average NYMEX oil price increased to $75.98 per Bbl in the fourth quarter of 2009 from $58.52 per Bbl in the fourth quarter of 2008. The Company’s NYMEX oil differential was $8.04 per Bbl in the fourth quarter of 2009 as compared to $11.89 per Bbl in the fourth quarter of 2008. As a result, the Company’s average wellhead oil price, which represents the net price the Company receives for its oil production, was $67.94 per Bbl for the fourth quarter of 2009 versus $46.63 per Bbl in the fourth quarter of 2008.
Lease operating expense was $10.17 per BOE in the fourth quarter of 2009 as compared to $11.72 per BOE reported for the fourth quarter of 2008.
General and administrative (“G&A”) expenses for the fourth quarter of 2009 were $13.3 million ($3.20 per BOE) versus $11.9 million ($3.09 per BOE) in the fourth quarter of 2008.
Exploration expense was $8.7 million in the fourth quarter of 2009, which was comprised of $7.2 million in amortization of unproved acreage, $1.1 million related to dry holes, and $0.4 million in delay rentals, geological, and seismic costs. For the fourth quarter of 2008, exploration expense was also $8.7 million.
During the fourth quarter of 2009, the Company recorded an impairment charge on unproved property for its Tuscaloosa Marine Shale acreage of $10.0 million as compared to an impairment charge on proved properties of $33.2 million in the fourth quarter of 2008.
Full Year 2009
Average daily production volumes in 2009 were 42,929 BOE per day as compared to 39,470 BOE per day in 2008. Oil production represented 64 percent of the Company’s total sales volumes in 2009 as compared to 70 percent in 2008. Net profits interests reduced reported average daily production volumes by approximately 1,721 BOE per day in 2009 versus 1,530 BOE per day in 2008.
The average NYMEX oil price for the year was $61.95 per Bbl in 2009 versus $99.75 per Bbl in 2008 and the average NYMEX natural gas price was $3.99 per Mcf in 2009 as compared to $9.04 per Mcf in 2008. The Company’s NYMEX oil differential was $7.10 per Bbl in 2009 and $10.17 per Bbl in 2008, and as a percentage of NYMEX the differential was 11 percent in 2009 as compared to 10 percent in 2008. Combining the movement in the NYMEX oil price and the Company’s differential, the Company’s average wellhead oil price, which represents the net price the Company receives for its oil production, was $54.85 per Bbl in 2009 as compared to $89.58 per Bbl in 2008. The Company’s average wellhead natural gas price decreased to $3.87 per Mcf in 2009 from $8.63 per Mcf in 2008.
Net income excluding certain items for 2009 was $125.6 million ($2.32 per diluted share) as compared to $246.0 million ($4.55 per diluted share) in 2008. The Company reported a net loss for 2009 of $81.1 million ($1.54 per diluted share) as compared to net income of $430.8 million ($8.01 per diluted share) in 2008. Net income excluding certain items is defined and reconciled to its most directly comparable GAAP measure in the attached financial schedules.

Adjusted EBITDAX for 2009 was $703.0 million as compared to $798.0 million for 2008. Adjusted EBITDAX is defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Lease operating expense decreased to $165.1 million ($10.53 per BOE) for 2009 from $175.1 million ($12.12 per BOE) for 2008.
G&A expenses for 2009 were $54.0 million ($3.45 per BOE) as compared to $48.4 million ($3.35 per BOE) in 2008.
The Company completed 112 gross wells (42.4 net) during 2009. The following table summarizes costs incurred related to oil and natural gas properties for the periods indicated:

	Year Ended December 31,
	2009	2008
	(in thousands)
Acquisitions:
Proved properties	$402,457	$28,840
Unproved properties	17,087	128,635

Total acquisitions	419,544	157,475

Development:
Drilling and exploitation	121,259	362,609

Total development	121,259	362,609

Exploration:
Drilling and exploitation	163,887	252,104
Geological and seismic	1,022	2,851
Delay rentals	774	1,482

Total exploration	165,683	256,437

Total costs incurred	$706,486	$776,521

Liquidity Update
At December 31, 2009, the Company’s long-term debt, net of discount, was $1.2 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $225 million of 9.5% senior subordinated notes due May 1, 2016, $150 million of 7.25% senior subordinated notes due December 1, 2017, and $155 million and $255 million of outstanding borrowings under Encore’s and Encore Energy Partners LP’s (“ENP”) revolving credit facilities, respectively. As of December 31, 2009, the borrowing base of Encore’s revolving credit facility was $925 million, of which $769.7 million was available liquidity. ENP’s available borrowing capacity under its $375 million revolving credit facility was $120 million at December 31, 2009.
On December 31, 2009, Encore owned 21.4 million units of ENP, including all 0.5 million general partner units, and received approximately $11.5 million on February 12, 2010 as a result of ENP’s declared cash distribution of $0.5375 per unit for the fourth quarter of 2009.

Conference Call Details
Encore will participate in the Denbury Resources Inc. (NYSE: DNR) (“Denbury”) fourth quarter 2009 earnings conference call to be held on Tuesday, February 23, 2010 at 10:00 a.m. Central Time. The call may be accessed on Denbury’s website at www.denbury.com.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Additional Information
As previously announced on November 1, 2009, Encore entered into a definitive merger agreement with Denbury pursuant to which Denbury will acquire Encore (the “transaction”). The combined company will continue to be known as Denbury Resources Inc. and will be headquartered in Plano, Texas. The Boards of Directors of both companies have unanimously approved the merger agreement, and each has recommended approval of the transaction to its respective stockholders. Completion of the transaction is subject to the approval of both Denbury and Encore stockholders, regulatory approvals, and other customary conditions. The transaction is expected to close in the first quarter of 2010.
In connection with the transaction, Denbury and Encore have filed a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (“SEC”). Investors and security holders are urged to carefully read the definitive joint proxy statement/prospectus because it contains important information regarding Denbury, Encore, and the transaction.
A definitive joint proxy statement/prospectus has been sent to stockholders of Denbury and Encore seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus and other documents filed by Denbury and Encore with the SEC at the SEC’s website, www.sec.gov. The definitive joint proxy statement/prospectus and such other documents relating to Denbury may also be obtained free-of-charge by directing a request to Denbury, Attn: Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024, or from Denbury’s website, www.denbury.com. The definitive joint proxy statement/prospectus and such other documents relating to Encore may also be obtained free-of-charge by directing a request to Encore, Attn: Bob Reeves, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, or from Encore’s website, www.encoreacq.com.
Denbury, Encore, and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation has been set forth in the joint proxy statement/prospectus.

Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as the anticipated timing of filings and approvals relating to the transaction; the expected timing of the completion of the transaction; and the ability to complete the transaction considering the various closing conditions. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met.
Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; the possibility that one or more closing conditions for the transaction may not be satisfied or waived, including the failure to obtain the requisite approval of either Denbury’s or Encore’s stockholders, the failure of Denbury to obtain the requisite financing to fund the cash portion of the transaction or the possibility that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, business partners, or governmental entities; other business effects, including the effects of industry, economic, or political conditions outside of the control of Denbury or Encore; and other risks and uncertainties detailed in Denbury’s and Encore’s filings with the SEC, including Denbury’s and Encore’s most recent reports on Form 10-K and Form 10-Q.
These statements are based on engineering, geological, financial, and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially and other factors detailed in Encore’s most recent Form 10-K and other filings with the SEC. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts
Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer	Kim Weimer, Investor Relations
817-339-0918	817-339-0886
rcreeves@encoreacq.com	kweimer@encoreacq.com

Encore Acquisition Company
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Oil	$174,476	$121,442	$549,391	$897,443
Natural gas	44,277	44,506	131,185	227,479
Marketing	2,832	1,756	4,840	10,496

Total revenues	221,585	167,704	685,416	1,135,418

Expenses:
Production:
Lease operating	42,245	45,102	165,062	175,115
Production, ad valorem, and severance taxes	21,465	14,799	69,539	110,644
Depletion, depreciation, and amortization	73,415	69,138	290,776	228,252
Impairment of long-lived assets	9,979	33,234	9,979	59,526
Exploration	8,687	8,745	52,488	39,207
General and administrative	13,281	11,872	54,024	48,421
Marketing	2,382	208	3,994	9,570
Derivative fair value loss (gain)	60,338	(428,329)	59,597	(346,236)
Provision for doubtful accounts	570	1,984	7,686	1,984
Other operating	3,458	3,170	25,761	12,975

Total operating expenses	235,820	(240,077)	738,906	339,458

Operating income (loss)	(14,235)	407,781	(53,490)	795,960

Other income (expense):
Interest	(22,008)	(18,504)	(79,017)	(73,173)
Other	636	808	2,447	3,898

Total other expense	(21,372)	(17,696)	(76,570)	(69,275)

Income (loss) before income taxes	(35,607)	390,085	(130,060)	726,685
Income tax benefit (provision)	6,919	(123,026)	32,173	(241,621)

Consolidated net income (loss)	(28,688)	267,059	(97,887)	485,064
Less: net loss (income) attributable to noncontrolling interest	7,083	(38,054)	16,752	(54,252)

Net income (loss) attributable to EAC stockholders	$(21,605)	$229,005	$(81,135)	$430,812

Net income (loss) per common share:
Basic	$(0.40)	$4.35	$(1.54)	$8.10
Diluted	$(0.40)	$4.32	$(1.54)	$8.01

Weighted average common shares outstanding:
Basic	54,622	51,687	52,634	52,270
Diluted	54,622	52,067	52,634	52,866
Encore Acquisition Company
Condensed Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31, 2009		December 31, 2009
	EAC Standalone	ENP	EAC Standalone	ENP
Revenues:
Oil	$135,298	$39,178	$421,780	$127,611
Natural gas	36,992	7,285	108,757	22,428
Marketing	2,735	97	4,362	478

Total revenues	175,025	46,560	534,899	150,517

Expenses:
Production:
Lease operating	31,689	10,556	123,386	41,676
Production, ad valorem, and severance taxes	16,952	4,513	53,440	16,099
Depletion, depreciation, and amortization	60,342	13,073	234,019	56,757
Impairment of long-lived assets	9,979	—	9,979	—
Exploration	8,629	58	49,356	3,132
General and administrative	11,041	2,240	42,649	11,375
Marketing	2,325	57	3,692	302
Derivative fair value loss	34,585	25,753	12,133	47,464
Provision for doubtful accounts	570	—	7,686	—
Other operating	3,089	369	22,662	3,099

Total operating expenses	179,201	56,619	559,002	179,904

Operating loss	$(4,176)	$(10,059)	$(24,103)	$(29,387)

Encore Acquisition Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended
	December 31,
	2009	2008
Consolidated net income (loss)	$(97,887)	$485,064
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Non-cash and other items	516,440	274,307
Changes in operating assets and liabilities	327,124	(96,134)

Net cash provided by operating activities	745,677	663,237

Net cash used in investing activities	(769,430)	(728,346)

Financing activities:
Net proceeds from (payments on) long-term debt, net of issuance costs	(117,834)	197,839
Proceeds from issuance of common stock, net of offering costs	100,608	—
Proceeds from ENP issuance of common units, net of offering costs	170,088	—
Payments of deferred commodity derivative contract premiums	(71,376)	(39,184)
Repurchase of common stock	—	(67,170)
ENP cash distributions to noncontrolling interest	(37,723)	(27,545)
Other	(8,091)	1,504

Net cash provided by financing activities	35,672	65,444

Increase in cash and cash equivalents	11,919	335
Cash and cash equivalents, beginning of period	2,039	1,704

Cash and cash equivalents, end of period	$13,958	$2,039

Encore Acquisition Company
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,		December 31,
	2009		2008
	(unaudited)
Total assets		$3,663,961		$3,633,195

Liabilities (excluding long-term debt)		$819,031		$830,136
6 1/4% Notes — due April 15, 2014	$150,000		$150,000
6% Notes — due July 15, 2015	300,000		300,000
9 1/2% Notes — due May 1, 2016	225,000		—
7 1/4% Notes — due December 1, 2017	150,000		150,000
Discount — Senior Subordinated Notes	(20,903)		(5,189)
Revolving Credit Facility — EAC	155,000		575,000
Revolving Credit Facility — ENP	255,000		150,000

Long-term debt		1,214,097		1,319,811
Equity		1,630,833		1,483,248

Total liabilities and equity		$3,663,961		$3,633,195

Working capital (a)		$(62,854)		$188,678

(a)	Working capital is defined as current assets minus current liabilities.

Encore Acquisition Company
Selected Operating Results
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Total production volumes:
Oil (MBbls)	2,568	2,605	10,016	10,050
Natural gas (MMcf)	9,511	7,459	33,919	26,374
Combined (MBOE)	4,153	3,848	15,669	14,446

Average daily production volumes:
Oil (Bbls/D)	27,913	28,310	27,441	27,459
Natural gas (Mcf/D)	103,382	81,081	92,928	72,060
Combined (BOE/D)	45,143	41,824	42,929	39,470

Average realized prices:
Oil (per Bbl)	$67.94	$46.63	$54.85	$89.30
Natural gas (per Mcf)	4.66	5.97	3.87	8.63
Combined (per BOE)	52.67	43.13	43.43	77.87

Average expenses per BOE:
Lease operating	$10.17	$11.72	$10.53	$12.12
Production, ad valorem, and severance taxes	5.17	3.85	4.44	7.66
Depletion, depreciation, and amortization	17.68	17.97	18.56	15.80
Impairment of long-lived assets	2.40	8.64	0.64	4.12
Exploration	2.09	2.27	3.35	2.71
General and administrative	3.20	3.09	3.45	3.35
Derivative fair value loss (gain)	14.53	(111.32)	3.80	(23.97)
Provision for doubtful accounts	0.14	0.52	0.49	0.14
Other operating	0.83	0.82	1.64	0.90
Marketing, net of revenues	(0.11)	(0.40)	(0.05)	(0.06)

	Three Months Ended		Year Ended
	December 31, 2009		December 31, 2009
	EAC Standalone	ENP	EAC Standalone	ENP
Total production volumes:
Oil (MBbls)	1,988	580	7,679	2,337
Natural gas (MMcf)	7,885	1,626	27,822	6,097
Combined (MBOE)	3,302	851	12,316	3,353

Average daily production volumes:
Oil (Bbls/D)	21,605	6,308	21,039	6,402
Natural gas (Mcf/D)	85,704	17,678	76,225	16,703
Combined (BOE/D)	35,889	9,254	33,743	9,186

Average realized prices:
Oil (per Bbl)	$68.07	$67.51	$54.92	$54.61
Natural gas (per Mcf)	4.69	4.48	3.91	3.68
Combined (per BOE)	52.18	54.58	43.08	44.75

Average expenses per BOE:
Lease operating	$9.60	$12.40	$10.02	$12.43
Production, ad valorem, and severance taxes	5.13	5.30	4.34	4.80
Depletion, depreciation, and amortization	18.28	15.36	19.00	16.93
Impairment of long-lived assets	3.02	—	0.81	—
Exploration	2.61	0.07	4.01	0.93
General and administrative	3.34	2.63	3.46	3.39
Derivative fair value loss	10.47	30.25	0.99	14.16
Provision for doubtful accounts	0.17	—	0.62	—
Other operating	0.94	0.43	1.84	0.92
Marketing, net of revenues	(0.12)	(0.05)	(0.05)	(0.05)

Encore Acquisition Company
Derivative Summary as of February 19, 2010
(unaudited)
Oil Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
2010
	880	$80.00	2,940	$90.57	—	$—
	5,500	73.47	3,000	74.13	3,885	77.79
	8,385	62.83	500	65.60	1,750	64.08
	1,000	56.00	—	—	1,000	59.70
2011
	4,880	80.00	2,940	94.44	325	80.00
	2,500	70.00	—	—	1,060	78.42
	4,385	65.00	—	—	250	69.65
2012
	750	70.00	500	82.05	835	81.19
	2,135	65.00	250	79.25	1,300	76.54
Natural Gas Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Feb. — June 2010
	3,800	$8.20	3,800	$9.58	25,452	$6.46
	4,698	7.26	—	—	20,550	5.23
July — Dec. 2010
	3,800	8.20	3,800	9.58	—	—
	4,698	7.26	10,000	6.25	25,452	6.46
	10,000	5.13	—	—	550	5.86
2011
	3,398	6.31	—	—	27,952	6.48
	—	—	—	—	550	5.86
2012
	898	6.76	—	—	25,452	6.47
	—	—	—	—	550	5.86
Interest Rate Swaps

	Notional	Fixed
Period	Amount	Rate	Floating Rate
	(in thousands)
Feb. 2010 - Jan. 2011	$50,000	3.1610%	1-month LIBOR
Feb. 2010 - Jan. 2011	25,000	2.9650%	1-month LIBOR
Feb. 2010 - Jan. 2011	25,000	2.9613%	1-month LIBOR
Feb. 2010 - Mar. 2012	50,000	2.4200%	1-month LIBOR

(b)	Oil prices represent NYMEX WTI monthly average prices. Natural gas contracts are written at various market indices which may differ substantially from equivalent NYMEX prices.

Encore Acquisition Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)
     This press release includes a discussion of “Adjusted EBITDAX,” which is a non-GAAP financial measure. The following tables provide reconciliations of “Adjusted EBITDAX” to consolidated net income (loss) and net cash provided by operating activities, EAC’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
Adjusted EBITDAX Including Hedge Monetization	2009	2008	2009	2008
Consolidated net income (loss)	$(28,688)	$267,059	$(97,887)	$485,064
Depletion, depreciation, and amortization	73,415	69,138	290,776	228,252
Impairment of long-lived assets	9,979	33,234	9,979	59,526
Non-cash equity-based compensation expense	2,970	4,152	12,731	14,115
Exploration expense	8,687	8,745	52,488	39,207
Asset valuation adjustments	570	—	13,125	—
Interest expense and other	21,372	17,696	76,570	69,275
Income taxes	(6,919)	123,026	(32,173)	241,621
Payments of deferred commodity derivative contract premiums	(920)	(8,362)	(71,376)	(39,184)
Non-cash derivative fair value loss (gain)	75,652	(338,117)	448,762	(299,914)

Adjusted EBITDAX including hedge monetization	156,118	176,571	702,995	797,962
Changes in operating assets and liabilities	(7,860)	(26,476)	(196,490)	(73,852)
Other non-cash expenses	3,544	(1,818)	9,007	4,840
Interest expense and other	(21,372)	(17,696)	(76,570)	(69,275)
Current income taxes	(18,458)	(65)	(19,107)	(9,007)
Cash exploration expense	(368)	(1,570)	(1,795)	(4,333)
Payments of deferred commodity derivative contract premiums	920	8,362	71,376	39,184
Purchased options	—	(3,058)	256,261	(22,282)

Net cash provided by operating activities	$112,524	$134,250	$745,677	$663,237

	Three Months Ended December 31,		Year Ended December 31,
Adjusted EBITDAX Excluding Hedge Monetization	2009	2008	2009	2008
Consolidated net income (loss)	$(28,688)	$267,059	$(97,887)	$485,064
Depletion, depreciation, and amortization	73,415	69,138	290,776	228,252
Impairment of long-lived assets	9,979	33,234	9,979	59,526
Non-cash equity-based compensation expense	2,970	4,152	12,731	14,115
Exploration expense	8,687	8,745	52,488	39,207
Asset valuation adjustments	570	—	13,125	—
Interest expense and other	21,372	17,696	76,570	69,275
Income taxes	(6,919)	123,026	(32,173)	241,621
Payments of deferred commodity derivative contract premiums	(920)	(8,362)	(22,467)	(39,184)
Non-cash derivative fair value loss (gain)	75,652	(338,117)	231,389	(299,914)

Adjusted EBITDAX excluding hedge monetization	156,118	176,571	534,531	797,962
Changes in operating assets and liabilities	(7,860)	(26,476)	20,883	(73,852)
Other non-cash expenses	3,544	(1,818)	9,007	4,840
Interest expense and other	(21,372)	(17,696)	(76,570)	(69,275)
Current income taxes	(18,458)	(65)	(19,107)	(9,007)
Cash exploration expense	(368)	(1,570)	(1,795)	(4,333)
Payments of deferred commodity derivative contract premiums	920	8,362	22,467	39,184
Purchased options	—	(3,058)	256,261	(22,282)

Net cash provided by operating activities	$112,524	$134,250	$745,677	$663,237

     “Adjusted EBITDAX” is used as a supplemental financial measure by EAC’s management and by external users of EAC’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of EAC’s assets without regard to financing methods, capital structure, or historical cost basis; (2) the ability of EAC’s assets to generate cash sufficient to pay interest costs and support its indebtedness; (3) EAC’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     “Adjusted EBITDAX” should not be considered an alternative to consolidated net income (loss), operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. EAC’s definition of “Adjusted EBITDAX” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Adjusted EBITDAX” in the same manner.

Encore Acquisition Company
Non-GAAP Financial Measures (continued)
(in thousands, except per share amounts)
(unaudited)
     This press release also includes a discussion of “net income excluding certain items,” which is a non-GAAP financial measure. The following tables provide a reconciliation of “net income excluding certain items” to net income (loss) attributable to EAC stockholders, EAC’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:
Net Income Excluding Certain Items

	Three Months Ended December 31,
	2009		2008
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income (loss) attributable to EAC stockholders	$(21,605)	$(0.40)	$229,005	$4.32
Add: change in fair value in excess of premiums	51,804	0.95	(340,500)	(6.49)
Add: impairment of long-lived assets	9,979	0.18	33,234	0.63
Add: asset valuation adjustments	570	0.01	—	—
Less: tax effect of above items	(24,356)	(0.45)	114,582	2.18

Net income excluding certain items	$16,392	$0.29	$36,321	$0.64

Net Income Excluding Certain Items Including Hedge Monetization

	Year Ended December 31,
	2009		2008
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income (loss) attributable to EAC stockholders	$(81,135)	$(1.54)	$430,812	$8.01
Add: change in fair value in excess of premiums and OCI amortization	304,948	5.70	(354,262)	(6.63)
Add: impairment of long-lived assets	9,979	0.19	59,526	1.11
Add: asset valuation adjustments	13,125	0.25	—	—
Less: tax effect of above items	(121,348)	(2.28)	109,914	2.06

Net income excluding certain items including hedge monetization	$125,569	$2.32	$245,990	$4.55

Net Income Excluding Certain Items Excluding Hedge Monetization

	Year Ended December 31,
	2009		2008
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income (loss) attributable to EAC stockholders	$(81,135)	$(1.54)	$430,812	$8.01
Add: change in fair value in excess of premiums and OCI amortization	136,485	2.57	(354,262)	(6.63)
Add: impairment of long-lived assets	9,979	0.19	59,526	1.11
Add: asset valuation adjustments	13,125	0.25	—	—
Less: tax effect of above items	(57,856)	(1.09)	109,914	2.06

Net income excluding certain items excluding hedge monetization	$20,598	$0.38	$245,990	$4.55

     EAC believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     “Net income excluding certain items” should not be considered an alternative to net income (loss) attributable to EAC stockholders, operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. EAC’s definition of “net income excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “net income excluding certain items” in the same manner.